Exhibit 3.61

CERTIFICATE OF MERGER

MERGING

ACQUISITION TECHNOLOGY SERVICES INC.

WITH AND INTO

COLLEGIS, INC.

Pursuant to Section 251 of the General Corporation Law of the State of Delaware (the “DGCL”), Collegis, Inc. (the “Surviving Corporation”) does hereby certify as follows:

FIRST: That (i) the Surviving Corporation is a Delaware corporation and (ii) Acquisition Technology Services Inc. is a Delaware corporation (the “Merging Corporation” and, together with the Surviving Corporation, the “Constituent Corporations”).

SECOND: An Agreement and Plan of Merger, dated as of February 26, 2004, between the Surviving Corporation, the Merging Corporation and other parties thereto (the “Merger Agreement”) has been adopted, approved, certified, executed and acknowledged by each of the Constituent Corporations in accordance with Section 251 of the DGCL.

THIRD: The name of the corporation surviving the merger shall be Collegis, Inc.

FOURTH: Upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware, the Restated Certificate of Incorporation of the Surviving Corporation shall be amended and restated as set forth on Exhibit A attached hereto.

FIFTH: The executed Merger Agreement is on file at the principal place of business of the Surviving Corporation, which is located at 680 East Swedesford Road, Wayne, Pennsylvania 19087 (Attention: General Counsel).

SIXTH: A copy of the executed Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of any Constituent Corporation.

SEVENTH: This Certificate of Merger shall become effective upon filing with the Secretary of State of the State of Delaware.

[signature page follows]

IN WITNESS WHEREOF, this Certificate of Merger has been duly executed by the undersigned officer this 4th day of March, 2004.

COLLEGIS, INC.

By:	/S/ Robert C. Bowers
Name:	Robert C. Bowers
Title:	Executive Vice President/Chief Financial Officer

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

* * * * *

COLLEGIS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of said corporation, by the unanimous written consent of its members, filed with the minutes of the Board, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

RESOLVED, that the name of the Corporation shall be changed from COLLEGIS, INC. to SUNGARD COLLEGIS INC. by the filing, with the appropriate offices, of an amendment to the Certificate of Incorporation of COLLEGIS, INC. changing the First Article thereof so that, as amended, said Article shall be and read as follows:

“First: The name of the corporation is: SunGard Collegis Inc.”

SECOND: That in lieu of a meeting and vote of stockholders, the sole stockholder has given written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

FOURTH: That this Certificate of Amendment of the Certificate of Incorporation shall be effective upon filing with the office of the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the said Collegis, Inc. has caused this certificate to be signed by Michael J. Ruane, its Assistant Vice President this 15th day of March, 2004.

COLLEGIS, INC.

By:	/S/ Michael J. Ruane
Michael J. Ruane, Assistant Vice President

EXHIBIT A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

COLLEGIS, INC.

1. The name of the corporation is: Collegis, Inc.

2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4. The total number of shares of stock which the corporation shall have authority to issue is One Thousand (1,000) shares of common stock, with a par value of One Dollar $1.00 per share, amounting in the aggregate to One Thousand Dollars ($1,000.00).

5. The corporation is to have perpetual existence.

6. In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, alter or repeal the by-laws of the corporation and to authorize and cause to be executed mortgages and liens upon the real and personal property of the corporation.

7. The corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

8. A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

* * * * *

SUNGARD COLLEGIS INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of said corporation, by the unanimous written consent of its members, filed with the minutes of the Board of Directors, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

RESOLVED, that the name of the Corporation shall be changed from SUNGARD COLLEGIS INC. to SUNGARD HIGHER EDUCATION MANAGED SERVICES INC. by the filing, with the appropriate offices, of an amendment to the Certificate of Incorporation of SUNGARD COLLEGIS INC. changing the First Article thereof so that, as amended, said Article shall be and read as follows:

“First: The name of the corporation is: SunGard Higher Education Managed Services Inc.”

SECOND: That in lieu of a meeting and vote of stockholders, the sole stockholder has given written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

FOURTH: That this Certificate of Amendment of the Certificate of Incorporation shall be effective upon filing with the office of the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the said Sungard Collegis Inc. has caused this certificate to be signed by Michael J. Ruane, its Assistant Vice President this 20th day of July, 2006.

SUNGARD COLLEGIS INC.

By:	/S/ Michael J. Ruane
Michael J. Ruane, Assistant Vice President